Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Debbie Bockius

636-728-3031

THERMADYNE HOLDINGS CORPORATION ANNOUNCES

2011 FOURTH QUARTER AND FULL YEAR RESULTS

ST. LOUIS, MO – March 25, 2012 – Thermadyne Holdings Corporation today reported results for the three and twelve months ended December 31, 2011 as follows:

	Three months ended December 31, 2011	Q4 2010 Combined Period	% Change
Net sales	$116,808	$104,206	12.1%
Net Loss	(4,985)	(18,232)	72.7%
Adjusted EBITDA	13,462	13,374	0.7%

	Twelve months ended December 31, 2011	Pro Forma 2010 Combined Period	% Change
Net sales	$487,428	$415,901	17.2%
Net Income (Loss)	6,741	(3,009)	324.0%
Adjusted EBITDA	79,443	58,024	36.9%

Basis of Presentation

On December 3, 2010, Thermadyne Holdings Corporation (“Company”) was acquired by affiliates of Irving Place Capital. Although the Company continued as the same legal entity, the assets acquired and liabilities assumed were adjusted to fair value as of December 3, 2010, in accordance with the accounting guidance for business combinations. For accounting purposes, the old reporting entity was terminated and a new reporting entity was created. Accordingly, the consolidated financial statements are presented for the entity succeeding the acquisition (“Successor”) and the entity preceding the acquisition (“Predecessor”) for the periods ended December 31, 2011 and 2010, respectively.

We have prepared our discussion of the results of operations by comparing the fourth quarter of 2011 to the mathematical combination of the periods from October 1, 2010 through December 2, 2010 and December 3, 2010 through December 31, 2010, which we refer to as the “Q4 2010 Combined Period”. For the full year comparison, the twelve months ended December 31, 2011 is compared with pro forma information derived as if the Merger and related transactions occurred on January 1, 2010, which we refer as the “Pro Forma 2010 Combined Period”. Although this presentation is not presented in accordance with generally accepted accounting principles (“GAAP”), under which the two periods of the Successor and Predecessor would not be combined, we believe the combination of the 2010 periods of Predecessor and Successor provides a more meaningful comparison to the 2011 period.

Financial Review for the Quarter Ended December 31, 2011

Net sales in the fourth quarter of 2011 were $116.8 million, an increase of 12.1% as compared to the Q4 2010 Combined Period. Stated in local currencies, net sales increased 11.3%, with U.S. sales increasing 19.3% and international sales increasing 1.7%.

Gross margin in the fourth quarter of 2011 was 29.6% of net sales as compared to 30.2% of net sales in the Q4 2010 Combined Period. During the fourth quarter of 2011, the Company recorded in cost of goods sold a $0.7 million charge related to inventory under the last-in, first-out method (“LIFO”) of inventory accounting, another $0.7 million related to idle facilities costs associated with restructuring activities and a $0.5 million charge providing for a legal settlement related to prior year exposures recorded in 2011. In addition, the fourth quarters of 2011 and 2010 included $0.6 million and $0.4 million, respectively, of incremental depreciation related to the fair value purchase accounting adjustments for equipment and facilities. In the Q4 2010 Combined Period, cost of goods sold reflects $1.7 million of manufacturing costs associated with fair value purchase accounting adjustments for inventory that did not repeat in the fourth quarter of 2011 and a reduction in cost of goods sold of $0.7 million related to LIFO inventory. Excluding these expenses, gross margin, as adjusted, was 31.7% in the fourth quarter of 2011 compared to 31.5% in the Q4 2010 Combined Period.

Selling, general and administrative (“SG&A”) expenses were $27.7 million, or 23.7% of net sales, in the fourth quarter of 2011 compared to $39.5 million, or 38.0% of net sales, in the Q4 2010 Combined Period which included one-time acquisition-related expenses of $16.8 million. Additionally, $0.2 million and $0.1 million of incremental depreciation related to the fair value purchase accounting adjustments for equipment and facilities impacted the fourth quarter of 2011 and the Q4 2010 Combined Period, respectively. Excluding these impacts, SG&A expenses, as adjusted, were 23.6% of net sales, in the fourth quarter of 2011 compared to 21.8% of net sales in the Q4 2010 Combined Period. This increase in SG&A expenses as a percentage of net sales is primarily a result of increased incentive compensation and foreign currency transaction losses in the fourth quarter of 2011 as compared to the Q4 2010 Combined Period.

Restructuring charges in the fourth quarter of 2011 totaled $2.4 million, consisting primarily of employee termination benefits.

Interest, net was $6.1 million in the fourth quarter of 2011 compared to $5.5 million in the Q4 2010 Combined Period. This increase was driven by a higher effective interest rate of 110 basis points, partially offset by a deceased average outstanding indebtedness balance of $5.5 million when compared to the Q4 2010 Combined Period.

In the fourth quarter of 2011, the Company had $1.3 million of income tax provision despite a pre-tax loss of $3.6 million. This is a result of taxes related to the earnings in foreign jurisdictions which could not be offset by losses arising in the U.S. based operations for the quarter. For the Q4 2010 Combined Period, the Company had $3.3 million of income tax provision despite a pre-tax loss of $14.9 million. This is a result of taxes related to the earnings in foreign jurisdictions which could not be offset by losses arising in the U.S. based operations for the quarter which included non-recurring expenses, such as acquisition expenses, both deductible and non-deductible, which impacted pretax income negatively.

For the fourth quarter of 2011, the net loss was $5.0 million compared to a net loss for the Q4 2010 Combined Period of $18.2 million. The net loss for the fourth quarter of 2011 reflects $1.9 million of pre-tax depreciation and amortization expenses related to the values assigned to assets in connection with the acquisition while the Q4 2010 Combined Period include pre-tax acquisition-related expenses of $16.8 million.

Financial Review for the Twelve Months Ended December 31, 2011

Net sales for the twelve months ended December 31, 2011 were $487.4 million, an increase of 17.2% as compared with the net sales of $415.9 million in the Pro Forma 2010 Combined Period. Sales in our Americas region, led by the U.S., increased 19.1%, sales in Asia Pacific rose 14.4% and sales for our Europe/ROW region grew by 12.2%. Stated in constant currencies, our consolidated net sales increased 13.9%.

Gross margin in the twelve months ended December 31, 2011 was 32.4% of net sales as compared to 32.1% of net sales in the Pro Forma 2010 Combined Period. In 2011, related to the acquisition the Company expensed $3.3 million related to the roll-out of a portion of the fair value adjustment of inventories recorded under the first-in first-out inventory method. Additionally, the Company recorded a $2.8 million and $0.1 million charge to cost of sales related to the last-in first-out (“LIFO”) inventory method for the twelve months ended December 31, 2011 and the Pro Forma 2010 Combined Period, respectively. Additional items that impacted 2011 activity included $1.9 million of restructuring-related inventory write-offs and idle facilities costs and a $0.5 million charge providing for a legal settlement related to prior year exposures recorded in 2011. Excluding these impacts, adjusted gross margin as a percent of net sales was 34.1% in 2011 as compared to 32.1% in the Pro Forma 2010 Combined Period. The increase in adjusted gross margin is primarily due to the beneficial impact of continuous improvement programs, manufacturing efficiencies arising from increased volumes of activity in 2011 and price increases enacted in the first half of 2011.

SG&A expenses were $105.3 million, or 21.6% of net sales, and $95.1 million, or 22.9% of net sales, for the twelve months ended December 31, 2011 and the Pro Forma 2010 Combined Period, respectively. This increased dollar investment is primarily a result of increased commission expenses on higher sales volumes, increased headcount and headcount related expenses primarily in our sales, marketing and engineering disciplines, promotional expenses and increased incentive compensation related to strongly improved financial performance, as well as foreign currency impacts due to a weaker U.S. dollar. The 130 basis point improvement during the twelve months ended December 31, 2011 as compared to the Pro Forma 2010 Combined Period is a result of higher sales volumes.

Restructuring charges for the twelve months ended December 31, 2011 totaled $5.4 million. The Company expects ultimately to record aggregate pre-tax charges of approximately $7.8 million as a result of these restructuring activities. The remaining payments for these exit activities are expected to be made primarily in the first quarter of 2012 with some continuing payments throughout 2012.

Interest, net was $24.5 million during the twelve months ended December 31, 2011, as compared to $25.8 million for the Pro Forma 2010 Combined Period. This increase was driven by an average outstanding indebtedness increase of approximately $65 million in 2011, partially offset by a lower effective interest rate of approximately 160 basis points when compared to the Pro Forma 2010 Combined Period.

For the twelve months ended December 31, 2011, the Company recorded income tax expense at an effective income tax rate of 53.7%. The current year effective tax rate exceeds the federal statutory rate primarily due to the deemed U.S. taxation of foreign earnings without an offsetting benefit for foreign tax credits. For 2010, income tax expense reflects non-recurring expenses, both deductible and non-deductible, resulting from the acquisition of the Company.

For the twelve months of 2011, the Company earned net income of $6.7 million. The full year 2011 reflects pre-tax charges to cost of goods sold of $3.3 million related to the roll-out of a portion of the fair value adjustment of inventories recorded under the first-in first-out inventory method in connection with the acquisition, in addition to $5.4 million of restructuring expenses. For the Pro Forma 2010 Combined Period, the Company incurred a net loss of $3.0 million.

Cash Flows from Operating Activities and Liquidity

Cash flows from operating activities provided $7.1 million of cash in the twelve months of 2011 while the Predecessor provided $45.1 million of cash and the Successor used cash of $7.7 million. This comparable decrease in cash provided for the twelve months of 2011 reflects increased inventory levels in 2011 as well as the benefit of the early payments of supplier invoices and customer rebates during the fourth quarter of 2009. These early payments reduced cash usage requirements in 2010. Additionally, there was $12.8 million of additional interest paid in 2011 when compared to 2010 primarily as a result of the defeasance on the Senior Subordinated Notes in early 2011.

As of December 31, 2011, combined cash and availability under the Company’s Working Capital Facility was $74 million.

Adjusted EBITDA

In the fourth quarter of 2011, Adjusted EBITDA was $13.5 million, or 11.5% of net sales, compared to $13.4 million of Adjusted EBITDA, or 12.8% of net sales, in the Q4 2010 Combined Period. For the twelve months ended December 31, 2011, Adjusted EBITDA was $79.4 million, or 16.3% of net sales, compared to $58.0 million of Adjusted EBITDA, or 14.0% of net sales, in the Pro Forma 2010 Combined Period.

Outlook for 2012

Martin Quinn, Thermadyne’s Chief Executive Officer commented, “The strong U.S. market demand we experienced in the first nine months of 2011 continued through the fourth quarter along with solid demand from Latin America. Sales of plasma cutting and welding equipment products have remained strong and new releases of gas cutting and welding equipment products have exceeded expectations.”

“In 2012, we will continue our focus on driving EBITDA margin improvements driven by the Company’s ongoing focus on continuous new product development, cost reductions and operational efficiency,” concluded Mr. Quinn.

Use of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, and Gross Margin, as adjusted, to which we also refer as Adjusted Gross Margin, (our “Non-GAAP Measures”), as presented in this discussion, are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from continuing operations or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity.

We define EBITDA as net income (loss) plus interest, net, income tax provision (benefit) and depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted to eliminate the expense (income) of certain other noteworthy events that we do not consider to relate to the operating performance of the period presented. These adjustments include other charges, including, but not limited to, LIFO adjustments and fair value inventory step up, restructuring and other severance expenses, management fees paid to our sponsor, non-cash stock compensation expense, acquisition expenses, loss on debt extinguishment, and reserves taken in connection with non-recurring litigation matters. We define Gross Margin, as adjusted, as gross margin adjusted to eliminate the effect of certain non-cash items and the effects of certain other noteworthy items that we do not consider to relate to the operating performance of the period presented. These adjustments include other charges, including, but not limited to, LIFO, fair value inventory step up, incremental depreciation related to the fair value purchase accounting adjustments for equipment and facilities, idle facilities costs associated with restructuring activities, and reserves taken in connection with non-recurring litigation matters. We also define SG&A, as adjusted, as SG&A adjusted to eliminate the effect of certain non-cash items and the effects of certain other noteworthy items that we do not consider to relate to the operating performance of the period presented. These adjustments include other charges, including, but not limited to, incremental depreciation related to the fair value purchase accounting adjustments for equipment and facilities, and acquisition expenses. Investors are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and Adjusted EBITDA, investors should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation.

Our Non-GAAP Measures may not be comparable to similarly titled measures of other companies. However, we believe these measures are meaningful to our investors to enhance their understanding of our operating performance across reporting periods on a consistent basis, as well as our ability to comply with the financial covenants of our existing material debt agreements and service our indebtedness, after considering each of our identified adjustments during any given reporting period. Although EBITDA and Adjusted EBITDA are not necessarily measures of our ability to fund our cash needs, we understand that they are frequently used by securities analysts, investors and other interested parties as measures of financial performance and to compare our performance with the performance of other companies that report EBITDA and Adjusted EBITDA. We believe Adjusted EBITDA also facilitates readers’ ability to compare current period results to other periods by isolating the income or expense of certain noteworthy events that we do not consider to relate to the operating performance of the period presented. Adjusted EBITDA is reflective of management measurements, which focus on operating spending levels and efficiencies; and focus less on non-cash and certain periodic noteworthy items. For these reasons, Adjusted EBITDA is a significant component of our annual incentive compensation program.

Our Non-GAAP Measures have limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Other companies in our industry may calculate these measures differently than we do, limiting their usefulness as a comparative measure. Because of these limitations, our Non-GAAP Measures should not be considered as measures of discretionary cash available to use to invest in the growth of our business or as measures of cash that will be available to use to meet our obligations. Investors should compensate for these limitations by relying primarily on our GAAP results and using our Non-GAAP Measures only supplementally. We provide a presentation of net income (loss) as calculated under GAAP, which we believe is the most directly comparable GAAP measure, reconciled to our EBITDA and Adjusted EBITDA in the schedule below. We also provide a reconciliation of gross margin as reported within the Condensed Consolidated Statements of Operations to Gross Margin, as adjusted.

Conference Call

Thermadyne will hold a teleconference on March 26, 2012 at 11:00 a.m. Eastern.

To participate via telephone, please dial:

• U.S. and Canada: 1-888-780-9648

• International: 1-210-234-0013

(Conference ID 7341617 / Passcode: THERMADYNE)

Those wishing to participate are asked to dial in ten minutes before the conference begins. For those unable to participate in the live conference call, a transcript of the call will be posted to the Thermadyne website at www.Thermadyne.com within 24 hours following the call.

About Thermadyne

Thermadyne, headquartered in St. Louis, Missouri, is a leading global manufacturer and marketer of metal cutting and welding products and accessories under a variety of leading premium brand names including Victor®, Tweco®, Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, TurboTorch®, Firepower® and Cigweld®. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.

Cautionary Statement Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company’s Registration Statement on Form S-4 declared effective by the SEC on July 1, 2011 and other reports it files from time to time.

THERMADYNE HOLDINGS CORPORATION

FINANCIAL HIGHLIGHTS

(In thousands)

Schedule 1

Condensed Consolidated Statements of Operations

	Three Months Ended December 31, 2011	% of Sales	Q4 2010 Combined Period	% of Sales
Net sales	$116,808	100.0%	$104,206	100.0%
Cost of goods sold	82,287	70.4%	72,728	69.8%

Gross margin (1) (2)	34,521	29.6%	31,478	30.2%
Selling, general and administrative expenses (2)	27,701	23.7%	39,547	38.0%
Amortization of intangibles	1,583	1.4%	1,008	1.0%
Restructuring	2,358	2.0%	–	0.0%

Operating income (loss)	2,879	2.5%	(9,077)	(8.7)%
Other income (expense):
Interest, net	(6,076)	(5.2)%	(5,476)	(5.3)%
Amortization of deferred financing costs	(450)	(0.4)%	(336)	(0.3)%
Loss on debt extinguishment	–	0.0%	–	0.0%

Income (loss) before income tax provision (2)	(3,647)	(3.1)%	(14,889)	(14.3)%
Income tax provision	1,338	1.1%	3,343	3.2%

Net loss	$(4,985)	(4.3)%	$(18,232)	(17.5)%

			Predecessor	Successor
	Twelve Months Ended December 31, 2011	% of Sales	January 1, 2010 through December 31, 2010	December 3, 2010 through December 31, 2010	Pro Forma Transaction Adjustments	Pro Forma 2010 Combined Period (3)	% of Sales
Net sales	$487,428	100.0%	$387,238	$28,663	$—	$415,901	100.0%
Cost of goods sold	329,629	67.6%	256,948	21,910	3,491	282,349	67.9%

Gross margin (4) (5)	157,799	32.4%	130,290	6,753	(3,491)	133,552	32.1%
Selling, general and administrative expenses (5)	105,286	21.6%	90,142	19,044	(14,044)	95,142	22.9%
Amortization of intangibles	6,296	1.3%	2,515	531	3,287	6,333	1.5%
Restructuring	5,404	1.1%	–	–	–	–	0.0%

Operating income (loss)	40,813	8.4%	37,633	(12,822)	7,266	32,077	7.7%
Other income (expense):
Interest, net	(24,535)	(5.0)%	(20,525)	(2,273)	(3,034)	(25,832)	(6.2)%
Amortization of deferred financing costs	(1,711)	(0.4)%	(918)	(170)	(789)	(1,877)	(0.5)%
Loss on debt extinguishment	–	0.0%	(1,867)	–	1,867	–	0.0%

Income (loss) before income tax provision (5)	14,567	3.0%	14,323	(15,265)	5,310	4,368	1.1%
Income tax provision (benefit)	7,826	1.6%	8,187	(585)	(225)	7,377	1.8%

Net income (loss)	$6,741	1.4%	$6,136	$(14,680)	$5,535	$(3,009)	(0.7)%

(1)	Gross margin reflects expenses related to acquisition values in excess of manufactured cost and incremental depreciation of equipment of $600 and $2,051 for the three months ended December 31, 2011 and the Q4 2010 Combined Period, respectively.

(2)	For the three months ended December 31, 2011, income before income tax provision reflects incremental acquisition related expenses of $600 charged to cost of goods sold, $150 of incremental depreciation expense charged to SG&A and incremental amortization of intangibles and deferred financing fees of $1,115. For the Q4 2010 Combined Period, income before income tax provision reflects incremental acquisition related expenses of $2,051 charged to cost of goods sold, $111 of incremental depreciation expense and $16,753 of one-time acquisition related expense charged to SG&A and incremental amortization of intangibles and deferred financing fees of $365.

(3)	Pro Forma 2010 Combined Period is the summation of the twelve months ended December 31, 2010 and the Pro Forma Transaction Adjustments which give effects to the Acquisition as if it had occurred on January 1, 2010.

(4)	Gross margin reflects expenses related to acquisition values in excess of manufactured cost and incremental depreciation of equipment of $7,355 for the twelve months ended December 31, 2011 and $4,548 for the Pro Forma 2010 Combined Period.

(5)	For the twelve months ended December 31, 2011, income before income tax provision reflects incremental expenses of $7,355 charged to cost of goods sold, $1,149 of incremental depreciation expense charged to SG&A and incremental amortization of intangibles and deferred financing fees of $4,336. For the Pro Forma 2010 Combined Period, income before income tax provision reflects incremental expenses of $3,870 charged to cost of goods sold, $1,441 of incremental depreciation expense and $16,753 of one-time acquisition related expense charged to SG&A and incremental amortization of intangibles and deferred financing fees of $2,863.

THERMADYNE HOLDINGS CORPORATION

FINANCIAL HIGHLIGHTS

(In thousands)

Schedule 2

Condensed Consolidated Balance Sheet

	Successor	Successor
	December 31, 2011	December 31, 2010
ASSETS

Cash and cash equivalents	$20,856	$22,399
Trusteed assets	–	183,685
Accounts receivable, net	68,570	62,912
Inventories	96,011	85,440
Prepaid expenses and other	20,687	11,310
Deferred tax assets	2,823	2,644

Total current assets	208,947	368,390
Property, plant and equipment, net	73,861	74,338
Goodwill	182,429	182,841
Intangibles, net	140,265	145,662
Deferred financing fees	13,416	15,127
Other assets	502	1,632

Total assets	$619,420	$787,990

LIABILITIES AND STOCKHOLDER'S EQUITY

Senior subordinated notes due 2014	$–	$176,095
Current maturities of other long-term obligations	1,715	2,207
Accounts payable	29,705	26,976
Accrued and other liabilities	52,275	40,992
Accrued interest	1,081	9,184
Income taxes payable	2,875	3,760
Deferred tax liabilities	3,584	6,014

Total current liabilities	91,235	265,228
Long-term obligations, less current maturities	263,607	264,564
Deferred tax liabilities	78,927	78,743
Other long-term liabilities	18,081	14,659
Total stockholder's equity	167,570	164,796

Total liabilities and stockholder's equity	$619,420	$787,990

	Successor	Successor
Long-term Obligations	December 31, 2011	December 31, 2010

Senior Secured Notes due December 15, 2017, 9% interest payable semi-annually on June 15 and December 15	$260,000	$260,000
Senior Subordinated Notes, due February 1, 2014, 9 1/4% interest payable semiannually on February 1 and August 1	–	176,095
Capital leases	5,322	6,771

Long-term obligations	265,322	442,866
Current maturities	(1,715)	(178,302)

Long-term obligations, less current maturities	$263,607	$264,564

THERMADYNE HOLDINGS CORPORATION

FINANCIAL HIGHLIGHTS

(In thousands)

Schedule 3

Condensed Consolidated Cash Flow Data

	Successor			Predecessor
	Twelve Months Ended December 31, 2011		December 3, 2010 through December 31, 2010	January 1, 2010 through December 2, 2010
Cash flows from operating activities:
Net income (loss)	$6,741		$(14,680)	$6,136
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,519		1,986	12,445
Deferred income taxes	522		(941)	1,656
Stock compensation expense	570		25	1,213
Restructuring costs, net of payments	1,866		–	–
Loss on debt extinguishment	–		–	1,867
Changes in operating assets and liabilities:
Accounts receivable, net	(5,977)		2,938	(9,847)
Inventories	(10,942)		4,223	(2,875)
Prepaids	(9,610)		(879)	3,073
Accounts payable	2,929		(3,825)	19,344
Accrued interest	(8,103	)(1)	3,200	(1,624)
Accrued taxes	(1,010)		272	2,844
Accrued and other	7,586		24	10,896

Net cash provided by operating activities	7,091		(7,657)	45,128

Cash flows from investing activities:
Capital expenditures	(14,824)		(1,849)	(6,499)
Other	(899)		(188)	(341)

Net cash used in investing activities	(15,723)		(2,037)	(6,840)

Cash flows from financing activities:
Use of Trusteed Assets for redemption of Senior Subordinated Notes	183,685		–	–
Repayment of Senior Subordinated Notes	(176,095)		–	–
Net repayment of Working Capital Facility	–		(3,347)	(6,296)
Repayments of other long-term obligations	(1,443)		–	–
Issuance of Senior Secured Notes due 2017	–		260,000	–
Repayments under Second Lien Facility and other	–		(1,240)	(26,707)
Initial investment by purchasers (excludes subscription receivables)	–		175,285	–
Purchase of Predecessor common stock	–		(213,926)	–
Trusteed assets	–		(183,672)	–
Payment of Predecessor change in control expenditures	–		(7,525)	–
Deferred financing fees	–		(14,723)	–
Exercise of employee stock purchases	–		–	167
Other, net	1,185		–	–

Net cash provided by (used in) financing activities	7,332		10,852	(32,836)

Effect of exchange rate changes on cash and cash equivalents	(243)		469	434
Total increase (decrease) in cash and cash equivalents	(1,543)		1,627	5,886
Total cash and cash equivalents beginning of period	22,399		20,772	14,886

Total cash and cash equivalents end of period	$20,856		$22,399	$20,772

Income taxes paid	$8,329		$92	$3,673
Interest paid, including $8,688 for defeased Sr Subordinated Notes in 2011	$33,980		$70	$21,134

(1)	The change in accrued interest for 2011 includes payments of semi-annual interest in the amount of $8.7 million due on the Senior Subordinated Notes, due 2014, and accruals in 2011 for interest payments which were paid through Trusteed assets deposited on December 3, 2010 in connection with the defeasance of these Notes.

THERMADYNE HOLDINGS CORPORATION

FINANCIAL HIGHLIGHTS

(In thousands)

Schedule 4

Reconciliations of Net Income to EBITDA (1) and Adjusted EBITDA (1)

	Three Months Ended December 31, 2011	Q4 2010 Combined Period	Twelve Months Ended December 31, 2011	Pro Forma 2010 Combined Period (2)
Net income (loss)	$(4,985)	$(18,232)	$6,741	$(3,009)
Plus:
Depreciation and amortization including deferred financing fees	5,254	4,444	22,519	24,606
Interest expense, net	6,076	5,458	24,535	25,618
Provision for income taxes	1,337	3,343	7,826	7,377

EBITDA (1)	$7,682	$(4,987)	$61,621	$54,592
LIFO method charges to cost of sales	662	(730)	2,762	–
Acquisition expenses	–	16,753	–	–
Fair value adjustments to inventory acquired and sold during the Successor period	–	1,672	3,344	–
Restructuring and other severances	3,339	312	6,542	694
Irving Place Capital management fees and expenses	392	121	2,174	1,500
Stock compensation expense	157	233	570	1,238
Loss on debt extinguishment	–	–	–	–
Settlement of fumes cases	500	–	500	–
Inventory write-off and idle facilities costs in conjuction with restructuring	730	–	1,930	–

Adjusted EBITDA (1)	$13,462	$13,374	$79,443	$58,024

% of Sales	11.5%	12.8%	16.3%	14.0%

Other Information:
Gross Margin, as reported	$34,521	$31,478	$157,799	$133,552
Plus:
LIFO method charges to cost of sales	662	(730)	2,762	115
Fair value adjustments to inventory	–	1,672	3,344	–
Additional depreciation due to acquisition	600	379	–	–
Inventory write-off and idle facilities costs in conjuction with restructuring	730	–	1,930	–
Settlement of fumes cases	500	–	500	–

Adjusted Gross Margin (1)	37,013	32,799	166,335	133,667
% of Sales	31.7%	31.5%	34.1%	32.1%
SG&A, as reported	$27,701	$39,547	$105,286	$95,142
Less:
Additional depreciation due to acquisition	(150)	(111)	–	–
Acquisition expenses	–	(16,753)	–	–

Adjusted SG&A (1)	$27,551	$22,683	$105,286	$95,142
% of Sales	23.6%	21.8%	21.6%	22.9%

(1)	A non-GAAP measure
(2)	For purposes of the above, settlement of prior years' underpayments of customs duties and related legal fees and public company expenses are not added back.